Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the use of our report dated March 29, 2002 included in this Form S-1 registration statement of 21st Century Holding Company, covering the registration of up to 625,000 shares of common stock, and to all references to our Firm included in this registration statement.

McKEAN, PAUL, CHRYCY, FLETCHER & CO.

Miami, Florida,

  September 11, 2003.